Exhibit 5.1

Law Offices of Thomas E. Puzzo, PLLC
3823 44th Ave. NE
Seattle, Washington 98105
Tel:  (206) 522-2256 / Fax:  (206) 260-0111 / E-mail: tpuzzo@msn.com

May 10, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Oro East Mining, Inc., a Delaware corporation; Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Oro East Mining, Inc., a Delaware corporation (the “Company”),  in connection with the registration by the Company of 5,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), issuable under the Company’s 2013 Stock Incentive Plan (the “Plan”).  The Shares are included in a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the Plan, and assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law, the Plan and the agreements and awards duly adopted thereunder and in accordance therewith, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Law Offices of Thomas E. Puzzo, PLLC

Law Offices of Thomas E. Puzzo, PLLC